Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 11, 2005 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER
AND NINE MONTH RESULTS

CLEVELAND, OH, August 11 Hickok Incorporated (Nasdaq: HICKA.OB), a Cleveland based supplier of products and services for automotive, locomotive, and aircraft industries, today reported results for the third quarter and nine months ended June 30, 2005.

For the quarter ended June 30, 2005, the Company recorded a net loss of $342,537 or 28 cents per share, compared with net income of $87,877 or 7 cents per share, in the same period a year ago. Sales in the third quarter were $2,761,122, down 27% from $3,788,528 a year ago.

In the first nine months, the Company reported a net loss of $1,081,905 or 89 cents per share, compared with net income of $711,265 or 58 cents per share, in the same period a year ago. Sales were $7,668,094, down 42%, compared to $13,230,580 a year ago. Sales a year ago benefited from a large State of Pennsylvania emissions program and no similar program occurred this year.

Robert L. Bauman, President and CEO, said that the negative operating results were a result of lower sales of automotive diagnostic equipment partially caused by reduced new product introductions as the Company chose to invest resources in two major revenue opportunities. The two opportunities, one with a major vehicle OEM and one with a state emissions program, have been delayed several times but continue to show great promise for the Company. He pointed out that fiscal 2004 revenues and profits were aided considerably by a major state emissions program and that there has been no similar program in fiscal 2005. He further stated that because of the continued delays of the major programs the Company has recently implemented interim expense reductions designed to reduce the losses and conserve cash that will be needed to finance the future expected sales. In addition, he said, the demands of the two programs for resource investment have reduced and the Company is again embarking on an aggressive new product introduction effort.

Backlog at June 30, 2005 was $1,046,000 a decrease of 41% from the backlog of $1,760,000 a year earlier. The decrease was due primarily to lower orders in automotive diagnostic products of $389,000, specifically, $259,000 for non-emission aftermarket products and $130,000 for emission products. Also contributing to the decrease was $204,000 for indicators and gauges and $102,000 for training programs. Fastening product backlog decreased by approximately $19,000. The Company estimates that approximately 58% of the current backlog will be shipped in the last quarter of fiscal 2005.

The Company's financial position remains strong, with current assets of $7,815,104 that are 4.3 times current liabilities, and no long-term debt. Working capital at June 30, 2005 totaled $5,982,849 and shareholder's equity was $9,013,355 or $7.44 per share.

Hickok provides products and services primarily for automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2005, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		9 MONTHS
Period ended June 30	2005	2004	2005	2004
Net sales	$2,761,122	$3,788,528	$7,668,094	$13,230,580
Income (loss) before Income tax	(519,537)	133,677	(1,639,905)	1,078,265
Income (recovery of) taxes	(177,000)	45,800	(558,000)	367,000
Net income (loss)	(342,537)	87,877	(1,081,905)	711,265

Basic income (loss) per share	(.28)	.07	(.89)	.58
Diluted income (loss) per share	(.28)	.07	(.89)	.57

Weighted average shares outstanding	1,211,245	1,219,094	1,211,757	1,219,532